Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release Tuesday, July 30, 2019

TFS FINANCIAL CORPORATION CONTINUES TO GROW HOME EQUITY LOANS
AND MAINTAIN A STRONG DIVIDEND

(Cleveland, OH - July 30, 2019) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2019.
The Company reported net income of $18.3 million for the three months ended June 30, 2019, compared to net income of $20.9 million for the three months ended June 30, 2018, and net income of $58.7 million for the nine months ended June 30, 2019, compared to net income of $63.8 million for the nine months ended June 30, 2018. When compared to the same periods of the prior year, net income decreased largely due to a decrease in net interest income partially offset by a lower effective tax rate. Additionally, non-interest income decreased for the three and nine month periods while non-interest expense decreased for the three month period and increased for the nine month period, compared to those same periods in the prior year.
“Third Federal continues to position itself for sustained long-term success during an unpredictable rate environment,” said Marc A. Stefanski, Chairman and CEO. “This past quarter our home equity loan portfolio grew $120 million. These loans continue to perform very well for us.  Additionally, we are grateful for the ongoing support of our depositors whose recent ‘yes’ vote on our dividend waiver proposal will help us to continue offering a highly competitive dividend."
Net interest income was $65.5 million for the three months ended June 30, 2019 compared to $70.3 million for the three months ended June 30, 2018 and $201.1 million for the nine months ended June 30, 2019 compared to $212.0 million for the nine months ended June 30, 2018. While the average balances and yields of interest-earnings assets increased during the three and nine month periods, compared to the same periods last year, the increases were more than offset by an increased cost of deposits and borrowings. The opportunity to extend the duration of funding sources and the offering of competitive deposit rates during the current rate environment has contributed to the increased cost of funding. When comparing the nine months ended June 30, 2019 with the same period in the prior year, the average balance and yield of interest-earning assets increased $325.8 million and 23 basis points, while the average balance and cost of interest-bearing liabilities grew by $336.5 million and 42 basis points, respectively. The interest rate spread was 1.70% and 1.76% for the three and nine months ended June 30, 2019 compared to 1.93% and 1.95%, respectively, for the three and nine months ended June 30, 2018. The net interest margin was 1.90% and 1.95% for the three and nine months ended June 30, 2019 as compared to 2.09% and 2.10%, respectively, for the three and nine months ended June 30, 2018.
The provision for loan losses was a credit of $2.0 million during both the three months ended June 30, 2019 and the three months ended June 30, 2018. The provision for loan losses was a credit of $8.0 million for the nine months ended June 30, 2019 compared to a credit of $9.0 million for the nine months ended June 30, 2018. Recoveries of loan amounts previously charged off, low levels of current loan charge-offs and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credits during the periods. Gross loan charge-offs were $3.7 million for the nine months ended June 30, 2019 and $6.3 million for the nine months ended June 30, 2018, while loan recoveries were $8.6 million in the current year period and $9.3 million in the prior year period. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $4.9 million for the nine months ended June 30, 2019 and $3.0 million for the nine months ended June 30, 2018. The allowance for loan losses was $39.3 million, or 0.30% of total loans receivable, at June 30, 2019, compared to $42.4 million, or 0.33% of total loans receivable, at September 30, 2018 and $43.0 million, or 0.34% of total loans receivable, at June 30, 2018. Of the total allowance for loan losses, $22.1 million was allocated to residential mortgage loans and $17.2 million was allocated to home equity loans and lines of credit at June 30, 2019 and $21.5 million was allocated to residential mortgage loans and $20.9 million was allocated to equity loans and lines of credit at September 30, 2018.
Credit performance continued to improve across our loan portfolios. Total loan delinquencies decreased $3.7 million to $37.7 million, or 0.29% of total loans receivable, at June 30, 2019 from $41.4 million, or 0.32% of total loans receivable, at September 30, 2018, and included a $2.7 million decrease in delinquencies on core residential mortgages, a $0.3 million decrease on home today residential mortgages and a $0.7 million decrease on home equity loans and lines of credit. Non-accrual loans decreased $4.0 million to $73.8 million, or 0.57% of total loans, at June 30, 2019 from $77.8 million, or 0.60% of total loans, at September 30, 2018. Troubled debt restructurings in non-accrual status were $60.5 million at June 30, 2019 and $62.6 million at September 30, 2018. Total troubled debt restructurings decreased $4.7 million, to $160.7 million at June 30, 2019, from $165.4 million at September 30, 2018.

Non-interest income decreased $2.0 million to $14.7 million for the nine months ended June 30, 2019 from $16.7 million for the nine months ended June 30, 2018. The decrease primarily related to a decrease in the net gain on sale of loans which was $1.1 million during the nine months ended June 30, 2019 compared to $3.1 million during the nine months ended June 30, 2018. The prior year period benefited from a bulk sale of $277.4 million of fixed-rate loans to a private investor.
Total non-interest expense increased $1.7 million to $148.6 million for the nine months ended June 30, 2019 compared to $146.9 million for the nine months ended June 30, 2018. The increase included a $1.2 million increase in salaries and employee benefits, mainly health insurance costs, and a $1.3 million increase in marketing expenses, partially offset by a $0.7 million decrease in federal deposit insurance premium.
Total income tax expense decreased by $10.4 million, to $16.5 million for the nine months ended June 30, 2019, from $26.9 million for the nine months ended June 30, 2018. The decrease in the expense was caused mainly by the impact of the Tax Cuts and Jobs Act which lowered our statutory federal tax rate to 21% in the current fiscal year from approximately 24.5% in the prior fiscal year. Total income tax expense for the nine months ended June 30, 2018 also included approximately $4.6 million of additional income tax expense for the re-measurement of our net deferred tax assets as a result of the tax rate reduction.
Total assets increased by $234.4 million, or 1.66%, to $14.37 billion at June 30, 2019 from $14.14 billion at September 30, 2018. This change was mainly the result of growth in our home equity line of credit portfolio, increases in prepaid expenses and other assets, and a net increase of $32.9 million in investment securities available for sale during the current fiscal year.
The combination of loans held for investment, net and mortgage loans held for sale increased $159.2 million to $13.03 billion at June 30, 2019 from $12.87 billion at September 30, 2018. Growth in our home equity line of credit portfolio was partially offset by a decrease in our first mortgage loan portfolio. The home equity lines of credit provide a more effective loan product for managing the balance sheet and net interest margin, considering the relatively flat yield curve market that we are currently experiencing. The home equity loans and lines of credit portfolio increased $266.9 million during the nine months ended June 30, 2019. The residential core mortgage loan portfolio, including loans held for sale, decreased $104.0 million during the nine months ended June 30, 2019. Commitments originated for home equity loans and lines of credit were $1.2 billion for the nine months ended June 30, 2019 and $1.0 billion for the nine months ended June 30, 2018. Total first mortgage loan originations were $1.2 billion for the nine months ended June 30, 2019, of which 45% were adjustable-rate mortgages and 5% were fixed-rate mortgages with terms of 10 years or less. Total first mortgage loan originations were $1.7 billion for the nine months ended June 30, 2018, of which 49% were adjustable-rate mortgages and 11% were fixed-rate mortgages with terms of 10 years or less. During the nine months ended June 30, 2019, $85.1 million of fixed-rate loans were sold resulting in a pre-tax gain of $1.1 million. During the nine months ended June 30, 2018, $374.0 million of fixed-rate loans were sold resulting in a pre-tax gain of $3.1 million.
Other assets increased $31.1 million to $75.4 million at June 30, 2019 from $44.3 million at September 30, 2018. The increase related primarily to an $11.8 million increase in initial margin requirements on interest rate swap contracts and a $17.9 million increase in the net deferred tax asset.
Deposits increased $222.9 million, or 2.6%, to $8.71 billion at June 30, 2019 from $8.49 billion at September 30, 2018. The increase in deposits was the result of a $76.1 million increase in our certificates of deposit ("CDs") and a $170.6 million increase in our savings accounts, partially offset by a $24.8 million decrease in our checking accounts for the nine months ended June 30, 2019. Total deposits include $518.8 million and $670.1 million of brokered CDs at June 30, 2019 and September 30, 2018, respectively.
Borrowed funds, all from the FHLB, increased $111.9 million, to $3.83 billion at June 30, 2019 from $3.72 billion at September 30, 2018. This increase reflects a $675.0 million increase in 90 day advances that were utilized for longer term interest rate swap contracts, partially offset by a $266.0 million reduction in overnight and other short-term advances and a $299.8 million reduction in long-term advances. At June 30, 2019, FHLB advances include $2.4 billion of 90 day advances which have an effective duration at inception of five to eight years, as a result of interest rate swap contracts, and $934.0 million of overnight and other short-term advances.
Borrowers' advances for insurance and taxes decreased $45.5 million, to $57.5 million at June 30, 2019 from $103.0 million at September 30, 2018. This change primarily reflects the cyclical nature of real estate tax payments that are collected monthly from borrowers and remitted semi-annually to various taxing agencies.
Total shareholders' equity decreased $47.9 million to $1.71 billion at June 30, 2019 from $1.76 billion at September 30, 2018. During the nine months ended June 30, 2019, accumulated other comprehensive income decreased $69.2 million, mainly the result of changes in market interest rates on our swap contracts and available for sale investment securities. Other activity included $58.7 million of net income, three quarterly dividends totaling $37.1 million, $7.9 million in repurchases of common stock and $6.6 million of adjustments related to our stock compensation and employee stock ownership plans. During the three months ended June 30, 2019, a total of 102,900 shares of our common stock were repurchased at an average cost of $16.59 per share. During the nine months ended June 30, 2019, a total of 491,400 shares were repurchased at an average cost of $16.11 per share.
The Company declared and paid a quarterly dividend of $0.25 per share during each of the first three fiscal quarters of 2019. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 16, 2019 special meeting of the members of the MHC, the members of the MHC (depositors and certain loan customers of the Association) voted to approve the MHC's proposed waiver of dividends, aggregating up to $1.10 per share, to be declared on the Company's common stock during the twelve months subsequent to the members' approval (i.e., through July 16, 2020). The members approved the waiver by casting 62% of the eligible votes in favor of the waiver. Of the votes cast, 97% were in favor of the proposal. The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Receipt of the non-objection from the Federal Reserve Bank, and the timing of the non-objection, cannot be guaranteed at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past six years under Federal Reserve regulations and for each of those six years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.  At June 30, 2019 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.54%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.05% and its total capital ratio was 19.55%. Additionally, the Company's Tier 1 leverage ratio was 12.18%, its Common Equity Tier 1 and Tier 1 ratios were each 21.97% and its total capital ratio was 22.47%. The current capital ratios of the Association reflect the dilutive impact of $85 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2018. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of June 30, 2019 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning July 31, 2019. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of June 30, 2019, the Company’s assets totaled $14.37 billion.

Forward Looking Statements
        This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for loan losses and charge-offs;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets;
●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customer;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

●	the inability of third-party providers to perform their obligations to us;
●	a slowing or failure of the prevailing economic recovery; and
●
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2019	September 30, 2018
ASSETS
Cash and due from banks	$28,749	$29,056
Interest-earning cash equivalents	242,599	240,719
Cash and cash equivalents	271,348	269,775
Investment securities available for sale (amortized cost $566,228 and $549,211, respectively)	564,945	531,965
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	2,635	659
Loans held for investment, net:
Mortgage loans	13,023,209	12,872,125
Other consumer loans	2,878	3,021
Deferred loan expenses, net	41,724	38,566
Allowance for loan losses	(39,313)	(42,418)
Loans, net	13,028,498	12,871,294
Mortgage loan servicing rights, net	8,289	8,840
Federal Home Loan Bank stock, at cost	99,647	93,544
Real estate owned	2,120	2,794
Premises, equipment, and software, net	61,916	63,399
Accrued interest receivable	40,998	38,696
Bank owned life insurance contracts	215,909	212,021
Other assets	75,434	44,344
TOTAL ASSETS	$14,371,739	$14,137,331
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,714,469	$8,491,583
Borrowed funds	3,833,600	3,721,699
Borrowers’ advances for insurance and taxes	57,531	103,005
Principal, interest, and related escrow owed on loans serviced	19,180	31,490
Accrued expenses and other liabilities	36,477	31,150
Total liabilities	12,661,257	12,378,927
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 279,989,323 and 280,311,070 outstanding at June 30, 2019 and September 30, 2018, respectively	3,323	3,323
Paid-in capital	1,731,329	1,726,992
Treasury stock, at cost; 52,329,427 and 52,007,680 shares at June 30, 2019 and September 30, 2018, respectively	(762,200)	(754,272)
Unallocated ESOP shares	(45,501)	(48,751)
Retained earnings—substantially restricted	829,508	807,890
Accumulated other comprehensive income (loss)	(45,977)	23,222
Total shareholders’ equity	1,710,482	1,758,404
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,371,739	$14,137,331

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$115,129	$105,956	$341,926	$313,821
Investment securities available for sale	3,389	2,891	10,007	8,239
Other interest and dividend earning assets	2,525	2,271	7,841	6,467
Total interest and dividend income	121,043	111,118	359,774	328,527
INTEREST EXPENSE:
Deposits	37,159	26,310	104,998	72,934
Borrowed funds	18,366	14,535	53,685	43,634
Total interest expense	55,525	40,845	158,683	116,568
NET INTEREST INCOME	65,518	70,273	201,091	211,959
PROVISION (CREDIT) FOR LOAN LOSSES	(2,000)	(2,000)	(8,000)	(9,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	67,518	72,273	209,091	220,959
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,773	2,018	5,344	5,577
Net gain on the sale of loans	543	2,529	1,105	3,072
Increase in and death benefits from bank owned life insurance contracts	1,703	1,538	5,124	4,601
Other	1,064	1,106	3,092	3,401
Total non-interest income	5,083	7,191	14,665	16,651
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,149	27,199	77,665	76,509
Marketing services	6,063	5,284	17,579	16,338
Office property, equipment and software	6,806	7,135	20,053	20,514
Federal insurance premium and assessments	2,669	2,800	7,805	8,526
State franchise tax	1,265	1,176	3,809	3,586
Other expenses	6,916	7,835	21,664	21,420
Total non-interest expense	49,868	51,429	148,575	146,893
INCOME BEFORE INCOME TAXES	22,733	28,035	75,181	90,717
INCOME TAX EXPENSE	4,476	7,160	16,461	26,915
NET INCOME	$18,257	$20,875	$58,720	$63,802
Earnings per share - basic and diluted	$0.06	$0.07	$0.21	$0.23
Weighted average shares outstanding
Basic	275,384,635	275,468,237	275,373,426	275,647,589
Diluted	277,398,486	277,200,873	277,269,555	277,346,709

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$215,523	$1,256	2.33%	$222,178	$986	1.78%
Investment securities	3,992	24	2.40%	529	3	2.27%
Mortgage-backed securities	562,877	3,365	2.39%	542,308	2,888	2.13%
Loans (2)	12,919,756	115,129	3.56%	12,614,419	105,956	3.36%
Federal Home Loan Bank stock	99,173	1,269	5.12%	93,544	1,285	5.49%
Total interest-earning assets	13,801,321	121,043	3.51%	13,472,978	111,118	3.30%
Noninterest-earning assets	425,132			370,488
Total assets	$14,226,453			$13,843,466
Interest-bearing liabilities:
Checking accounts	$883,416	868	0.39%	$947,694	453	0.19%
Savings accounts	1,409,334	3,191	0.91%	1,335,837	1,106	0.33%
Certificates of deposit	6,419,914	33,100	2.06%	6,092,210	24,751	1.63%
Borrowed funds	3,572,771	18,366	2.06%	3,524,967	14,535	1.65%
Total interest-bearing liabilities	12,285,435	55,525	1.81%	11,900,708	40,845	1.37%
Noninterest-bearing liabilities	192,553			188,723
Total liabilities	12,477,988			12,089,431
Shareholders’ equity	1,748,465			1,754,035
Total liabilities and shareholders’ equity	$14,226,453			$13,843,466
Net interest income		$65,518			$70,273
Interest rate spread (1)(3)			1.70%			1.93%
Net interest-earning assets (4)	$1,515,886			$1,572,270
Net interest margin (1)(5)		1.90%			2.09%
Average interest-earning assets to average interest-bearing liabilities	112.34%			113.21%
Selected performance ratios:
Return on average assets (1)		0.51%			0.60%
Return on average equity (1)		4.18%			4.76%
Average equity to average assets		12.29%			12.67%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$218,789	$3,743	2.28%	$231,034	$2,641	1.52%
Investment securities	3,981	71	2.38%	176	3	2.27%
Mortgage-backed securities	555,061	9,936	2.39%	540,975	8,236	2.03%
Loans (2)	12,889,286	341,926	3.54%	12,572,328	313,821	3.33%
Federal Home Loan Bank stock	95,420	4,098	5.73%	92,196	3,826	5.53%
Total interest-earning assets	13,762,537	359,774	3.49%	13,436,709	328,527	3.26%
Noninterest-earning assets	403,760			371,923
Total assets	$14,166,297			$13,808,632
Interest-bearing liabilities:
Checking accounts	$887,980	2,477	0.37%	$958,256	903	0.13%
Savings accounts	1,358,347	8,267	0.81%	1,396,146	2,101	0.20%
Certificates of deposit	6,383,562	94,254	1.97%	5,906,826	69,930	1.58%
Borrowed funds	3,597,994	53,685	1.99%	3,630,208	43,634	1.60%
Total interest-bearing liabilities	12,227,883	158,683	1.73%	11,891,436	116,568	1.31%
Noninterest-bearing liabilities	177,676			186,942
Total liabilities	12,405,559			12,078,378
Shareholders’ equity	1,760,738			1,730,254
Total liabilities and shareholders’ equity	$14,166,297			$13,808,632
Net interest income		$201,091			$211,959
Interest rate spread (1)(3)			1.76%			1.95%
Net interest-earning assets (4)	$1,534,654			$1,545,273
Net interest margin (1)(5)		1.95%			2.10%
Average interest-earning assets to average interest-bearing liabilities	112.55%			112.99%
Selected performance ratios:
Return on average assets (1)		0.55%			0.62%
Return on average equity (1)		4.45%			4.92%
Average equity to average assets		12.43%			12.53%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.